Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year of 2021

Financial Results and Declaration of Dividend

Strong Earnings, High Asset Quality, Expense Management

LYNCHBURG, Va., February 11,  2022 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results of operations for the three and 12 month periods ended December 31, 2021.

Net income for the three months ended December 31, 2021 was $1.86 million or $0.39 per diluted share compared with $1.71 million or $0.36 per diluted share for the three months ended December 31, 2020. For the  12 months ended December 31, 2021, net income was $7.59 million or $1.60 per diluted share compared with $4.98 million or $1.04 per diluted share for the 12 months ended December 31, 2020. The outstanding shares used to calculate earnings per share for both the 2020 and 2021 periods have been adjusted to include a 10% stock dividend declared in June 2021.

Robert R. Chapman III, President and CEO,  commented:  “The Company’s positive financial performance and Company-record annual net income in 2021 reflected a forward-looking strategic focus supported by disciplined interest rate management,  strong asset quality, and operational efficiency.  The past year presented challenges but also many opportunities for the Company to serve customers, assist the communities in which we operate, and continue delivering value to shareholders.

“Our team did an exceptional job managing operations throughout the year, and provided prompt, responsive service to commercial and retail banking customers. Our technological capabilities supported effective performance, enabling us to operate without interruption and deliver a full scope of banking services. From residential mortgage originations to a range of electronic treasury services for businesses, technology has enabled us to engage with customers safely and securely.

“The year provided unique opportunities to serve customers, most notably the Payroll Protection Program (PPP) which provided support and financial security for businesses.  In addition, the interest rate environment allowed us to maintain strong residential mortgage activity and increase our presence in the market.  Our team provided the service and support needed to make the PPP a success and meet the demand for fast, seamless mortgage origination.

“Although normal commercial banking and lending activity slowed as businesses operated conservatively and accumulated cash reserves, we maintained stable year-over-year interest income. Commercial real estate lending was active throughout the year, as were commercial and residential construction lending, and we anticipate a continuing return to a more normalized operational landscape for our customers in the coming year as pandemic concerns, while still present, appear to be decreasing.

“As we move ahead, we will continue our commitment to managing credit and risk, maintaining asset quality, and maximizing efficiency. We are looking forward to new, exciting opportunities to serve customers and continue building the Company’s value.

“We are also honored to announce our partnership with Pettyjohn, Wood & White, Inc. at the end of the year, and look forward to building our future together.”

Highlights

•

Net income in 2021 reflected significant noninterest income contributions from mortgage loan processing fees,  gains on the sale of originated residential mortgages to the secondary market and continued growth in the Bank’s fee-based corporate electronic treasury services.

•

Total interest income was $7.27 million in the fourth quarter of 2021 compared with $7.78 million a year earlier, and $29.18 million in the 12 months of 2021 compared with $29.69 million a year earlier. Interest income from loans in the fourth quarter and second half of 2021 reflected increasing organic commercial loan activity and PPP loan processing fees, offset by declining income related to PPP loans as the program continued to wind down.

•

Net interest income after provision for (recovery of) loan losses was $7.30 million in the fourth quarter of 2021 and $27.58 million in the 12 months of 2021, up from $6.69 million and $22.60 million respectively, in the 2020 periods. The Company had no provisions for loan losses in 2021 and a $500,000 recovery of loan losses in the fourth quarter of 2021.

•

Strong interest expense management characterized the fourth quarter and full year performance, with a year-over-year 47% fourth quarter reduction and a 54% reduction of interest expense in 2021 versus 2020.

•

Loans, net of the allowance for loan losses, were $576.5 million at December 31, 2021, compared with $601.9 million at December 31, 2020,  with the decline primarily reflecting paydowns of PPP loans in the second half of 2021 and a decrease in the retained residential mortgage portfolio.

•	Commercial real estate loans (owner occupied and non-owner occupied) highlighted lending activity in 2021, increasing 10% year-over-year despite challenges presented by the pandemic.
•	Asset quality remained exceptionally strong throughout 2021.
•

Total deposits increased to $887.1 million at December 31,  2021 compared with $765.0 million at December 31, 2020, reflecting continued growth of lower-cost core deposits  (noninterest-bearing demand, NOW, savings and money market accounts) and fewer time deposits. Growth has reflected factors including increased market presence and new and expanded commercial and retail banking relationships.

•

Total stockholders’ equity increased to $69.4 million at December 31, 2021 compared with $66.7 million at December 31, 2020. Book value per share declined to $14.65 at December 31, 2021 compared with $15.38 per share at December 31, 2020, primarily reflecting a 10% stock dividend declared in the second quarter of 2021.

•	On January 18, 2022 the Company’s board of directors approved a quarterly $0.07 per share dividend payable to stockholders of record on March 4, 2022, to be paid on March 18, 2022.
•

In December 2021, the Company announced the acquisition of Pettyjohn, Wood & White, Inc. a Lynchburg-based SEC-registered investment advisory firm with more than $650 million in assets under management. The firm will operate as a wholly-owned subsidiary of Bank of the James Financial Group, Inc.  The transaction closed on December 31, 2021.

Fourth Quarter, 12 Months of 2021 Operational Review

Net interest income after recovery of loan losses in the fourth quarter of 2021 was $7.3 million compared with $6.7 million in the fourth quarter of 2020, primarily reflecting stable interest income, sharply reduced interest expense, and, in the fourth quarter of 2021, a $500,000 recovery of loan losses as indicated by the Bank’s allowance for loan losses methodology.

Total interest income was $7.3 million in the fourth quarter of 2021 and $7.8 million a year earlier, reflecting accreted fees from PPP loan processing, offset by flat organic loan growth and continued downward pressure on interest rates. The return on interest earning assets during the fourth quarter of 2021 was 3.18% as compared to 3.90% during the fourth quarter of 2020.

In the 12 months of 2021, net interest income after provision for (recovery of) loan losses was $27.6 million, up from $22.6 million in the 12 months of 2020. The year-over-year increase in 2021 primarily reflected stable interest income, a 54% reduction of interest expense, and the $500,000 recovery of loan losses previously mentioned, as compared to a  $2.5 million loan loss provision in the 12 months of 2020. Total interest income in the 12 months of 2021 reflected relatively flat commercial lending activity (exclusive of PPP lending), accretion of PPP loan processing fees, and pressure on interest rates. The return on interest earning assets in 2021 was 3.38% compared with 3.91%  in 2020.

Lower interest expense in the fourth quarter and full year of 2021 reflected reduced costs of time deposits and borrowings, a retirement of higher-cost debt in 2020, and continued growth of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts). The rate paid on total interest-bearing liabilities was 0.31% in 2021, down from 0.74% a year earlier. The net interest margin was 3.14% and interest spread was 3.08% in 2021 compared with 3.32% and 3.18%, respectively, in 2020.

J. Todd Scruggs, Executive Vice President and CFO, commented: “Prevailing low interest rates and a strong cash position in light of pandemic-related risks had a negative impact on the net interest margin and interest spread. However, as pandemic-related risks continue to lessen and with the prospect of upcoming Federal Reserve rate increases, because of an increase in mortgage rates, in January 2022 we invested $30 million in agency mortgage-backed securities at an attractive yield.

“We are also positioned to take full advantage of Federal Reserve rate increases, as a meaningful portion of our loan portfolio has adjustable rates or will reprice within the next twelve months.  During 2022, we anticipate some relief from the significant pressure on margins and spreads that has characterized the past several years.”

In the fourth quarter of 2021, noninterest income, including gains from the sale of residential mortgages to the secondary market, mortgage processing fees, and income from the Bank’s line of treasury management services for commercial customers, was $2.9 million compared with $2.9 million in the fourth quarter of 2020.

In 2021, noninterest income was $11.2 million, up 2% from $11.0 million in 2020. Fees generated by brisk residential mortgage origination activity and subsequent gains on sale of residential mortgage loans made important income contributions throughout 2021. While residential mortgage production remained strong in the second half of 2021, it showed signs of slowing in the fourth quarter, reflecting rising interest rates and lack of housing inventory within the Bank’s markets.

Noninterest expense in the fourth quarter and 12 months of 2021 increased slightly compared with both periods in 2020, primarily reflecting increased personnel expenses that included performance-based compensation for residential mortgage production and bonuses related to PPP loan production and servicing.  The Company’s return on average assets improved to 0.82% in 2021 from 0.62% a year earlier and Return on Average Equity in 2021 increased to 11.34% from 8.01% in 2020.

Balance Sheet Review: Strong Asset Quality, Commercial Lending Momentum

Total assets grew 16% to $987.6 million at December 31, 2021 compared with $851.4 million at December 31, 2020, with the increase primarily reflecting an increase in cash, cash equivalents, and securities available-for-sale resulting from an increase in deposits.

Loans, net of allowance for loan losses of $6.9 million, were $576.5 million at December 31, 2021 compared with loans, net of allowance for loan losses of $7.2 million, of $601.9 million at December 31, 2020. The decline in net loans primarily reflected the ongoing paydowns and forgiveness of PPP loans as the program continued to wind down in the second half of 2021.  The Company anticipates most of the remaining PPP loans will be paid off by the end of the first quarter of 2022.

Commercial loans, including outstanding PPP loans, were $105.1 million at December 31, 2021 compared with $145.1 million at December 31, 2020. As noted, this decline primarily reflects paydowns of PPP loans. Slower business activity and conservative borrowing during the pandemic slowed normal commercial & industrial lending; however, management notes as business conditions improve there are positive signs of increasingly normalized banking activity and growing full-service relationships.

Commercial real estate loans (owner occupied and non-owner occupied) increased by approximately $29 million, or 10%, in 2021 despite the pandemic and economic uncertainties. At December 31, 2021, owner-occupied commercial mortgages were $128.8 million compared with $108.2 million a year earlier. Non-owner occupied commercial mortgages were $179.1 million at December 31, 2021 compared with $171.1 million a year earlier. Commercial construction loans demonstrated robust building activity throughout 2021. Residential consumer construction loans were $19.1 million at

December 31, 2021 compared with $15.1 million a year earlier and reflected active demand for new homes in several of the Company’s markets.

Consumer loans decreased year-over-year. Retained residential mortgage totals declined to  $32.0 million at December 31, 2021 from $47.0 million at December 31, 2020,  reflecting the Company’s emphasis on managing the amount of consumer loans and residential mortgages it retains.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.16% at December 31, 2021. The ratio has remained consistently low throughout 2021. The allowance for loan losses to total loans was 1.19% at December 31, 2021. Total nonperforming loans declined 54% at December 31, 2021 compared with a year earlier. Other real estate owned declined to $761,000 at December 31, 2021 from $1.1 million a  year earlier. The Company’s allowance loan losses to nonperforming loans ratio reflected the strong reserves against potential risk that the Company has maintained during the pandemic period, and the low level of problem loans.

Total deposits at December 31, 2021 were $887.1 million, compared with $765.0 million at December 31, 2020. As in the past several quarters, increased demand deposits accounted for the growth, in part due to increased balances held by businesses, organic growth in the Bank’s markets and also new customer deposits. The Bank continued to trim time deposits, while core deposits (noninterest bearing demand, NOW, money market and savings) were approximately 83% of total deposits at December 31, 2021.

On December 31, 2021, Bank of the James Financial Group, Inc. (the "Company") completed its acquisition of Pettyjohn, Wood & White, Inc. (“PWW”). PWW is an SEC-registered investment advisor based in Lynchburg, Virginia with more than $650 million in assets under management at the time of the acquisition.  In connection with the transaction, based on a purchase price of $10.5 million, the Company recorded $4.7 million of intangible assets which relate primarily to the amortizable value of customer relationships and approximately $5.9 million in goodwill.

The Company continued its trend of building shareholder value each year. Total stockholders’ equity increased to $69.4 million at December 31, 2021 from $66.7 a year earlier. Book value per share of $14.65 compared with $15.38 at December 31, 2020, primarily reflecting increased shares resulting from the 10% stock dividend declared in the second quarter of 2021.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary.  The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.  Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	12/31/2021	12/31/2020
Cash and due from banks	$29,337	$31,683
Federal funds sold	153,816	69,203
Total cash and cash equivalents	183,153	100,886

Securities held-to-maturity (fair value of $4,006 in 2021 and $4,192 in 2020)	3,655	3,671
Securities available-for-sale, at fair value	161,830	90,185
Restricted stock, at cost	1,324	1,551
Loans, net of allowance for loan losses of $6,915 in 2021 and $7,156 in 2020	576,469	601,934
Loans held for sale	1,628	7,102
Premises and equipment, net	18,190	16,621
Software, net	161	361
Interest receivable	2,064	2,350
Cash value - bank owned life insurance	18,785	16,355
Customer relationship Intangible	4,735	-
Goodwill	5,901	-
Other real estate owned	761	1,105
Income taxes receivable	77	-
Deferred tax asset	1,371	1,219
Other assets	7,530	8,046
Total assets	$987,634	$851,386

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	162,286	143,345
NOW, money market and savings	582,000	463,506
Time	142,770	158,116
Total deposits	887,056	764,967

Capital notes	21,016	10,027
Income taxes payable	-	286
Interest payable	46	85
Other liabilities	10,087	9,289
Total liabilities	$918,205	$784,654

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,740,657 and 4,339,436 as of December 31, 2021 and 2020	10,145	9,286
Additional paid-in-capital	37,230	30,989
Accumulated other comprehensive (loss) income	(1,386)	1,792
Retained earnings	23,440	24,665
Total stockholders' equity	$69,429	$66,732

Total liabilities and stockholders' equity	$987,634	$851,386

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
Interest Income	2021	2020	2021	2020
Loans	$6,440	$7,326	$26,529	$28,021
Securities
US Government and agency obligations	235	184	875	690
Mortgage backed securities	163	53	462	217
Municipals	266	123	865	372
Dividends	28	30	67	78
Other (Corporates)	88	46	243	117
Interest bearing deposits	7	4	33	89
Federal Funds sold	40	13	107	102
Total interest income	7,267	7,779	29,181	29,686

Interest Expense
Deposits
NOW, money market savings	145	135	564	804
Time Deposits	215	646	1,105	3,205
Finance leases	26	28	106	115
Brokered time deposits	-	-	-	143
Capital notes	82	81	327	273
Total interest expense	468	890	2,102	4,540

Net interest income	6,799	6,889	27,079	25,146

Provision for (recovery of) loan losses	(500)	200	(500)	2,548

Net interest income after provision for (recovery of) loan losses	7,299	6,689	27,579	22,598

Noninterest income
Gains on sale of loans held for sale	2,090	2,226	8,265	7,812
Service charges, fees and commissions	693	533	2,496	2,033
Life insurance income	115	147	430	436
Other	6	30	18	50
Gain on sales of available-for-sale securities	-	-	-	644
Total noninterest income	2,904	2,936	11,209	10,975

Noninterest expenses
Salaries and employee benefits	4,476	4,390	16,377	15,430
Occupancy	403	401	1,673	1,638
Equipment	643	612	2,526	2,350
Supplies	117	126	471	479
Professional, data processing, and other outside expense	1,116	807	4,094	3,691
Marketing	214	167	934	667
Credit expense	234	281	1,103	1,112
Other real estate expenses	28	308	102	443
FDIC insurance expense	123	116	548	336
Other	559	310	1,509	1,248
Total noninterest expenses	7,913	7,518	29,337	27,394

Income before income taxes	2,290	2,107	9,451	6,179

Income tax expense	431	397	1,862	1,199

Net Income	$1,859	$1,710	$7,589	$4,980

Weighted average shares outstanding - basic (1)	4,740,657	4,773,380	4,747,821	4,775,733

Weighted average shares outstanding - diluted (1)	4,740,657	4,773,380	4,747,821	4,775,733

Net income per common share - basic (1)	$0.39	$0.36	$1.60	$1.04

Net income per common share - diluted (1)	$0.39	$0.36	$1.60	$1.04

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

	Three months ending Dec 31,			Year to date Dec 31,
Selected Data:	2021	2020	Change	2021	2020	Change
Interest income	$7,267	$7,779	-6.58%	$29,181	$29,686	-1.70%
Interest expense	468	890	-47.42%	2,102	4,540	-53.70%
Net interest income	6,799	6,889	-1.31%	27,079	25,146	7.69%
Provision for (recovery of) loan losses	(500)	200	-350.00%	(500)	2,548	-119.62%
Noninterest income	2,904	2,936	-1.09%	11,209	10,975	2.13%
Noninterest expense	7,913	7,518	5.25%	29,337	27,394	7.09%
Income taxes	431	397	8.56%	1,862	1,199	55.30%
Net income	1,859	1,710	8.71%	7,589	4,980	52.39%
Weighted average shares outstanding - basic (1)	4,740,657	4,773,380	(32,723)	4,747,821	4,775,733	(27,912)
Weighted average shares outstanding - diluted (1)	4,740,657	4,773,380	(32,723)	4,747,821	4,775,733	(27,912)
Basic net income
per share (1)	$0.39	$0.36	$0.03	$1.60	$ .04	$0.56
Fully diluted net income per share (1)	$0.39	$0.36	$0.03	$1.60	$1.04	$0.56

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

	Dec 31,			Dec 31,
Balance Sheet at period end:	2021	2020	Change	2020	2019	Change
Loans, net	$576,469	$601,934	-4.23%	$601,934	$573,274	5.00%
Loans held for sale	1,628	7,102	-77.08%	7,102	4,221	68.25%
Total securities	165,485	93,856	76.32%	79,299	63,343	25.19%
Total deposits	887,056	764,967	15.96%	764,967	649,459	17.79%
Stockholders' equity	69,429	66,732	4.04%	66,732	61,445	8.60%
Total assets	987,634	851,386	16.00%	851,386	725,394	17.37%
Shares outstanding	4,740,657	4,339,436	401,221	4,339,436	4,357,436	(18,000)
Book value per share	$14.65	$15.38	$(0.73)	$15.38	$14.10	$1.28

	Three months ending Dec 31,			Year to date Dec 31,
Daily averages:	2021	2020	Change	2021	2020	Change
Loans, net	$589,277	$614,472	-4.10%	$601,272	$608,831	-1.24%
Loans held for sale	5,929	9,269	-36.03%	5,815	6,876	-15.43%
Total securities	159,307	82,520	93.05%	128,886	65,458	96.90%
Total deposits	873,894	772,437	13.13%	833,216	725,878	14.79%
Stockholders' equity	69,173	63,429	9.06%	66,937	62,193	7.63%
Interest earning assets	906,409	799,604	13.36%	862,500	758,439	13.72%
Interest bearing liabilities	718,714	636,901	12.85%	682,089	608,680	12.06%
Total assets	962,006	854,729	12.55%	920,474	805,120	14.33%

	Three months ending Dec 31,			Year to date Dec 31,
Financial Ratios:	2021	2020	Change	2021	2020	Change
Return on average assets	0.77%	0.79%	(0.02)	0.82%	0.62%	0.20
Return on average equity	10.66%	10.70%	(0.04)	11.34%	8.01%	3.33
Net interest margin	2.98%	3.42%	(0.44)	3.14%	3.32%	(0.18)
Efficiency ratio	81.55%	76.52%	5.03	76.62%	75.84%	0.78
Average equity to average assets	7.19%	7.42%	(0.23)	7.27%	7.72%	(0.45)

	Three months ending Dec 31,			Year to date Dec 31,
Allowance for loan losses:	2021	2020	Change	2021	2020	Change
Beginning balance	$7,276	$6,966	4.45%	$7,156	$4,829	48.19%
Provision for (recovery of) loan losses	(500)	200	-350.00%	(500)	2,548	-119.62%
Charge-offs	(11)	(52)	-78.85%	(91)	(448)	-79.69%
Recoveries	150	42	257.14%	350	227	54.19%
Ending balance	6,915	7,156	-3.37%	6,915	7,156	-3.37%

Nonperforming assets:		2020	Change	2020	2019	Change
Total nonperforming loans	$954	$2,064	-53.78%	$2,064	$1,301	58.65%
Other real estate owned	761	1,105	-31.13%	1,105	2,339	-52.76%
Total nonperforming assets	1,715	3,169	-45.88%	3,169	3,640	-12.94%
Troubled debt restructurings - (performing portion)	372	392	-5.10%	392	410	-4.39%

	Dec 31,			Dec 31,
Asset quality ratios:	2021	2020	Change	2020	2019	Change
Nonperforming loans to total loans	0.16%	0.34%	(0.18)	0.34%	0.23%	0.11
Allowance for loan losses to total loans	1.19%	1.17%	0.01	1.17%	0.84%	0.34
Allowance for loan losses to nonperforming loans	724.84%	346.71%	378.14	346.71%	371.18%	(24.47)